Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Very Good Quarterly Revenues and Profits

PACCAR Parts Delivers Record Quarterly Sales and Profits

July 27, 2021, Bellevue, Washington – “PACCAR achieved very good revenues and net income in the second quarter of 2021,” said Preston Feight, chief executive officer. “PACCAR Parts achieved record quarterly sales and profits due to strong industry truck utilization, an increased number of Kenworth, Peterbilt and DAF trucks with the PACCAR Powertrain, and the growth of PACCAR Parts e-commerce platform. PACCAR Financial Services earned record quarterly profits due to excellent portfolio quality and strong used truck demand. I am very proud of our employees for delivering the highest quality products and services to our customers.”

New DAF XG+ Truck

“DAF launched new, industry-leading heavy truck models in June. The new DAF XF, XG and XG+ trucks represent a $1 billion investment. DAF is the first manufacturer to incorporate new European regulations that define vehicle dimensions. The DAF vehicles’ streamlined design delivers up to 10% greater fuel efficiency, and offers enhanced safety features and optimized driver comfort. The DAF cabs will be manufactured using advanced robotic technology in the new state-of-the-art cab factory in Westerlo, Belgium,” said Harrie Schippers, president and chief financial officer.

New Kenworth and Peterbilt Medium- and Heavy-Duty Trucks

Darrin Siver, senior vice president, said, “Kenworth and Peterbilt launched new heavy- and medium-duty vehicles earlier this year. Production started in May of the new Kenworth T680 and Peterbilt 579 trucks and medium-duty truck production will begin in the third quarter. Customer demand is very strong.”

PACCAR earned net income of $492.9 million ($1.41 per diluted share) in the second quarter, compared to $147.7 million ($.43 per diluted share) earned in the same period last year. Second quarter net sales and financial services revenues were $5.84 billion, an increase of 91% compared to $3.06 billion achieved in the second quarter of 2020.

PACCAR reported first half net income of $963.0 million ($2.76 per diluted share), compared to $507.1 million ($1.46 per diluted share) earned in the first six months of last year.  Net sales and financial services revenues for the first six months of 2021 were $11.69 billion, compared to $8.22 billion achieved last year.

Quarterly Dividend

PACCAR’s Board of Directors declared a regular quarterly cash dividend of thirty-four cents ($.34) per share, payable on September 8, 2021, to stockholders of record at the close of business on August 18, 2021.

Financial Highlights – Second Quarter 2021

Highlights of PACCAR’s financial results for the second quarter of 2021 include:

•	Net sales and revenues of $5.84 billion.
•	Net income of $492.9 million.
•	Global truck deliveries of 40,100 units.
•	Record PACCAR Parts revenues of $1.21 billion.
•	Record PACCAR Parts pretax income of $265.6 million.
•	Record Financial Services pretax income of $106.5 million.
•	Manufacturing cash and marketable securities of $4.4 billion.
•	Cash generated from operations of $330.8 million.
•	Stockholders’ equity of $11.18 billion.

Financial Highlights – First Half 2021

Highlights of PACCAR’s financial results for the first six months of 2021 include:

•	Net sales and revenues of $11.69 billion.
•	Net income of $963.0 million.
•	Capital investments of $214.4 million and R&D expenses of $164.5 million.
•	PACCAR Parts pretax income of $516.9 million.
•	Financial Services pretax income of $182.9 million.
•	Cash generated from operations of $867.7 million.
•	Medium-term note issuances of $1.30 billion.

Global Truck Markets

Mike Dozier, senior vice president, said, “Freight tonnage, industry truck utilization and customer demand for new trucks are strong. Customers appreciate the enhanced fuel efficiency and advanced technology in Kenworth and Peterbilt’s new heavy- and medium-duty trucks launched this year.” Class 8 industry retail sales in the U.S. and Canada are estimated to be in a range of 260,000-280,000 trucks in 2021. Kenworth and Peterbilt’s Class 8 retail sales market share is 29.4% year-to-date.

“Customer demand is strong for the new range of DAF trucks due to the vehicles’ innovative design, increased fuel efficiency and enhanced driver comfort,” noted Harry Wolters, DAF president. European truck industry registrations in the above 16-tonne segment are estimated to be in a range of 270,000-290,000 vehicles this year. DAF European above 16-tonne registrations market share is 15.7% year-to-date.

The 2021 South American above 16-tonne truck market is projected to be in the range of 110,000-120,000 units. DAF Brasil’s market share was 5.7% in the above 16-tonne truck segment in the first six months of this year.

The truck markets are tempered by the industry-wide undersupply of semiconductor chips. Kenworth, Peterbilt and DAF delivered 40,100 trucks in the second quarter, with an additional 6,500 trucks awaiting components at quarter-end.

DAF Launches New Aerodynamic Truck Models

The new DAF XF, XG and XG+ feature new aerodynamic cabs, exceptional quality, enhanced fuel efficiency, a full suite of passive and active safety technologies, and a spacious and luxurious interior. DAF’s XG and XG+ create a new premium market segment and provide unmatched comfort for the driver.

DAF’s innovative cab designs deliver up to 10% greater fuel efficiency and an equivalent reduction in CO2 emissions. “DAF has leapfrogged the competition with the new DAF XF, XG and XG+ trucks,” said Ron Borsboom, DAF executive director of product development.

New DAF XF Truck

PACCAR Parts Achieves Record Quarterly Revenues and Profits

PACCAR Parts earned record quarterly pretax income of $265.6 million in the second quarter of 2021, compared to $151.9 million earned in the same period last year. PACCAR Parts achieved record second quarter revenues of $1.21 billion, compared to the $823.7 million reported in the same period last year. PACCAR Parts first half 2021 revenues were $2.37 billion, compared to $1.82 billion in the same period last year.  PACCAR Parts achieved pretax profit of $516.9 million in the first six months of 2021, compared to $366.6 million earned in the first six months of 2020. “PACCAR Parts achieved record results due to robust industry truck utilization, industry-leading supply chain management and parts availability, and ongoing investments in e-commerce,” noted David Danforth, PACCAR vice president and PACCAR Parts general manager. “PACCAR Parts has made many enhancements to its e-commerce platform, such as superb parts cross-referencing and integration with customers’ parts procurement systems. PACCAR Parts’ e-commerce sales increased 56% in the second quarter compared to the same quarter last year.”

PACCAR Parts 18 parts distribution centers (PDCs) support more than 2,200 DAF, Kenworth and Peterbilt dealer sales, parts and service locations. PACCAR Parts plans to open a new 260,000 square foot PDC in Louisville, Kentucky next year to further enhance parts availability for customers and dealers.

Louisville Parts Distribution Center (Rendering)

Financial Services Companies Achieve Record Results

PACCAR Financial Services (PFS) earned record pretax income of $106.5 million in the second quarter this year compared to $55.5 million in the second quarter of 2020. PFS achieved second quarter 2021 revenues of $456.3 million compared to $360.3 million in the same period last year. For the first six months of 2021, PFS earned pretax income of $182.9 million compared to $103.8 million last year.  First half 2021 revenues were $888.3 million compared with $744.0 million for the same period a year ago. Todd Hubbard, vice president, said, “PFS achieved outstanding second quarter results due to excellent portfolio quality and strong used truck prices. PFS is leveraging investments in its 12 worldwide used truck centers to sell an increased number of used trucks at higher retail prices.” A new PFS used truck facility is under construction in Madrid, Spain. Kenworth and Peterbilt truck resale values command a 10-20% premium over competitors’ trucks.

PACCAR Financial Used Truck Center

PFS has a portfolio of 205,000 trucks and trailers, with total assets of $15.57 billion. PacLease, a major full-service truck leasing company in North America, Europe and Australia with a fleet of 38,000 vehicles, is included in this segment. “The industry-wide undersupply of semiconductors has contributed to increased demand for premium PACCAR used trucks. Customers who require trucks are pleased to purchase high quality pre-owned Kenworth, Peterbilt and DAF vehicles,” commented Ken Roemer, PacLease president.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. PACCAR Financial Services has excellent access to the debt markets, issuing commercial paper on a regular basis and $1.30 billion of three- and five-year term notes during the first half of 2021.

Peterbilt, Kenworth and DAF Begin Battery-Electric Vehicle Production

Peterbilt, Kenworth and DAF began production of battery electric trucks in the second quarter. PACCAR has received customer orders for over 450 zero emissions vehicles. “PACCAR is the leader in zero emissions trucks. Industry zero emissions vehicle deliveries are expected to gradually increase in the coming years,” said John Rich, PACCAR chief technology officer. “PACCAR’s battery electric vehicles will contribute to PACCAR and its customers achieving their environmental goals.”

Peterbilt 220EV Truck

PACCAR Capital Investments and R&D Drive Innovation and Growth

PACCAR’s excellent long-term profits, strong balance sheet, and consistent focus on quality, technology and productivity have enabled the company to invest $7.3 billion in new and expanded facilities, innovative products and new technologies during the past decade. “PACCAR invests to grow its business with new aerodynamic truck models, diesel and zero emissions powertrain technologies, advanced driver assistance systems, connected vehicle services, next-generation manufacturing and distribution capabilities,” noted Mike Dozier, senior vice president. “The new DAF trucks and factory expansion in Eindhoven, Netherlands and Westerlo, Belgium represent a $1 billion investment.” Capital investments are estimated to be in a range of $550-$600 million, and research and development expenses to be in a range of $340-$360 million, this year.

DAF Cab Factory in Westerlo, Belgium

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 27, 2021, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q2 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through August 3, 2021. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Truck, Parts and Other:
Net sales and revenues	$5,387.6	$2,701.9	$10,801.1	$7,479.9
Cost of sales and revenues	4,662.7	2,441.5	9,353.4	6,631.1
Research and development	84.4	66.5	164.5	137.5
Selling, general and administrative	132.2	93.9	262.1	225.3
Interest and other (income), net	(17.2)	(19.5)	(30.4)	(32.6)

Truck, Parts and Other Income Before Income Taxes	525.5	119.5	1,051.5	518.6

Financial Services:
Revenues	456.3	360.3	888.3	744.0
Interest and other	318.1	271.0	638.8	556.8
Selling, general and administrative	32.2	26.3	63.4	58.9
Provision for losses on receivables	(.5)	7.5	3.2	24.5

Financial Services Income Before Income Taxes	106.5	55.5	182.9	103.8
Investment income	5.0	9.0	9.9	23.8

Total Income Before Income Taxes	637.0	184.0	1,244.3	646.2
Income taxes	144.1	36.3	281.3	139.1

Net Income	$492.9	$147.7	$963.0	$507.1

Net Income Per Share:
Basic	$1.42	$.43	$2.77	$1.46
Diluted	$1.41	$.43	$2.76	$1.46

Weighted Average Shares Outstanding:
Basic	347.8	346.4	347.7	346.7
Diluted	348.5	346.8	348.5	347.1

Dividends declared per share	$.34	$.32	$.66	$.64

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2021	2020
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$4,403.3	$4,834.0
Trade and other receivables, net	1,525.7	1,197.5
Inventories, net	2,054.6	1,221.9
Property, plant and equipment, net	3,318.5	3,270.4
Equipment on operating leases and other, net	2,144.3	1,936.4
Financial Services Assets	15,565.8	15,799.8

	$29,012.2	$28,260.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,881.4	$5,601.1
Financial Services Liabilities	11,947.0	12,268.9
STOCKHOLDERS' EQUITY	11,183.8	10,390.0

	$29,012.2	$28,260.0

Common Shares Outstanding	347.2	346.6

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Six Months Ended June 30,	2021	2020
OPERATING ACTIVITIES:
Net income	$963.0	$507.1
Depreciation and amortization:
Property, plant and equipment	133.8	122.4
Equipment on operating leases and other	348.6	390.9
Net change in trade receivables, inventory and payables	(442.8)	(218.3)
Net decrease in wholesale receivables on new trucks	163.4	694.7
All other operating activities, net	(298.3)	(136.0)

Net Cash Provided by Operating Activities	867.7	1,360.8

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(242.4)	(312.2)
Acquisitions of equipment for operating leases	(550.9)	(439.6)
Net increase in financial services receivables	(318.0)	(113.9)
Net (increase) decrease in marketable debt securities	(16.0)	11.7
Proceeds from asset disposals and other	460.6	259.9

Net Cash Used in Investing Activities	(666.7)	(594.1)

FINANCING ACTIVITIES:
Payments of cash dividends	(471.8)	(1,018.0)
Purchases of treasury stock	(1.4)	(41.6)
Proceeds from stock compensation transactions	30.1	11.3
Net decrease in debt and other	(208.4)	(730.1)

Net Cash Used in Financing Activities	(651.5)	(1,778.4)
Effect of exchange rate changes on cash	(19.3)	(35.4)

Net Decrease in Cash and Cash Equivalents	(469.8)	(1,047.1)
Cash and cash equivalents at beginning of period	3,539.6	4,175.1

Cash and cash equivalents at end of period	$3,069.8	$3,128.0

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Sales and Revenues:
Truck	$4,152.2	$1,858.4	$8,385.2	$5,616.0
Parts	1,211.3	823.7	2,372.0	1,822.3
Financial Services	456.3	360.3	888.3	744.0
Other	24.1	19.8	43.9	41.6

	$5,843.9	$3,062.2	$11,689.4	$8,223.9

Pretax Profit (Loss):
Truck	$255.0	$(46.2)	$524.5	$136.9
Parts	265.6	151.9	516.9	366.6
Financial Services	106.5	55.5	182.9	103.8
Investment Income and Other	9.9	22.8	20.0	38.9

	$637.0	$184.0	$1,244.3	$646.2

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
United States and Canada	$3,595.9	$1,845.9	$7,129.5	$5,176.0
Europe	1,457.8	857.9	3,048.1	2,118.0
Other	790.2	358.4	1,511.8	929.9

	$5,843.9	$3,062.2	$11,689.4	$8,223.9

NEW TRUCK DELIVERIES

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
United States and Canada	22,600	9,300	45,600	31,500
Europe	11,800	6,400	25,500	18,000
Other	5,700	2,400	11,200	7,000

	40,100	18,100	82,300	56,500